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                                   EXHIBIT 21

                   WHOLLY OWNED SUBSIDIARIES OF THE REGISTRANT



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NAME                                                PLACE OF INCORPORATION
----                                                ----------------------
Trans World Gaming of Louisiana, Inc.               Louisiana, USA

TWG International U.S. Corporation                  Nevada, USA

TWG Finance Corp.                                   Delaware, USA

Art Marketing, Ltd. d/b/a Tottenham & Co.           London, UK

SC98A, s.r.o.                                       Czech Republic

21st Century Resorts, a.s.                          Czech Republic

LMJ Casino Rozvadov, a.s.                           Czech Republic

LMJ Slots, s.r.o.                                   Czech Republic

Atlantic Properties, s.r.o.                         Czech Republic

Casino de Zaragoza, SA                              Zaragoza, Spain


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